EXHIBIT 99.1

QCR Holdings, Inc. Announces Net Income of $3.3 Million for First Quarter of 2013

MOLINE, Ill., April 22, 2013 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income attributable to QCR Holdings, Inc. ("Net Income") of $3.3 million for the quarter ended March 31, 2013, or diluted earnings per common share of $0.49 after preferred stock dividends of $811 thousand. By comparison to the quarter ended December 31, 2012, Net Income increased slightly and diluted earnings per common share and preferred stock dividends were flat. For the first quarter of 2012, the Company reported Net Income of $3.2 million, or diluted earnings per common share of $0.48 after preferred stock dividends of $939 thousand.

"The first quarter was quite eventful with the announcement of our planned acquisition of Community National Bank in Waterloo, Iowa, and the sale of our credit card loan portfolio and issuing operations at Quad City Bank & Trust," stated Douglas M. Hultquist, President and Chief Executive Officer. "Our earnings for the current quarter matched the record-setting fourth quarter of 2012. Excluding nonrecurring items, our core earnings were solid, led by growth in noninterest income of 19% quarter-over-quarter. Specifically, we continue to see growth in some of our key strategic areas including wealth management and government guaranteed small business lending through programs administered by the Small Business Administration ("SBA") and the United States Department of Agriculture ("USDA"). We believe that our portfolio of government guaranteed loans has grown as a direct result of our strong expertise in SBA and USDA lending. In some cases, it is more beneficial to sell the government guaranteed portions of the loans on the secondary market for a premium rather than retain the loans in our portfolio. For the current quarter, we recognized $845 thousand of pre-tax gains on sales of government guaranteed portions of loans compared to approximately $100 thousand for both of the prior quarter and the first quarter of 2012. On the expense side, we continue to focus on efficiency and are pleased to report our noninterest expenses declined 1% quarter-over-quarter, excluding nonrecurring items."

Net interest income totaled $14.2 million for the quarter ended March 31, 2013 which was down slightly from the prior quarter and flat compared to the same quarter of 2012. Net interest margin was 3.02% for the first quarter of 2013, compared to 3.05% for the prior quarter, and compared to 3.12% for the first quarter of 2012. The continued margin compression is the result of declining yields on loans and securities more than offsetting the declining trend in funding costs.

Mr. Hultquist added, "The margin compression continues to be caused primarily by the sustained historically low interest rate environment and its impact on our loan and securities portfolios. We continue to diversify our securities portfolio, but the effect of declining yields more than offset the effect of our change in mix. Further, the increased competition on pricing of new and renewed loans has driven yields lower.  We fully recognize the importance of net interest income and margin and the challenge facing the industry from the current economic and competitive landscape. We will continue to focus on diversifying our securities portfolio and shifting the mix of our funding from higher cost wholesale borrowings to lower cost core deposits, while growing quality loans and leases. It is more important than ever to focus on our relationship-based banking model and ensure that success continues to translate over to the pricing of loans and deposits."

Acquisition of Community National

As previously announced on February 14, 2013, the Company signed a definitive agreement to acquire Community National Bancorporation ("Community National") and Community National Bank ("CNB"). Established as a de novo bank in 1997, CNB is headquartered in Waterloo, Iowa with eight locations and total assets of $287.7 million at December 31, 2012. In the acquisition, the Company will acquire 100% of Community National's outstanding common stock for aggregate consideration of approximately 70% QCR Holdings common stock and 30% cash. The transaction is subject to approval by Community National shareholders and certain closing conditions.

"We continue to progress towards closing on our acquisition of Community National," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "We have received regulatory approval for the transaction, and pending the vote by the Community National shareholders on May 8th and subject to the satisfaction of other closing conditions, we expect to close on or about May 13th. We continue to be very excited about the Community National transaction. As we work closely with the great team at Community National, we believe that the synergies of our cultures, and our similar approach to relationship-based banking, are quite strong and will lead to a very successful integration of our people, clients, and communities."

For the quarter ended March 31, 2013, the Company incurred pre-tax acquisition costs totaling $357 thousand. In accordance with generally accepted accounting principles, the Company expensed these costs as incurred.

Nonperforming Assets Improved by 20%

Nonperforming assets at March 31, 2013 were $23.7 million, down $5.9 million, or 20%, from December 31, 2012, and down $15.2 million, or 39%, from March 31, 2012. In addition, the ratio of nonperforming assets-to-total assets was 1.10% at March 31, 2013, which was down from 1.41% at December 31, 2012, and down from 1.95% at March 31, 2012. Generally, the large majority of the Company's nonperforming assets consist of nonaccrual loans/leases, accruing troubled debt restructurings ("TDRs"), and other real estate owned ("OREO"). Accruing TDRs fell $5.6 million, or 77%, during the first quarter of 2013 as several loans restructured at market rates in prior years sustained performance under the restructured terms and were, thus, removed from TDR status.

Provision for loan/lease losses totaled $1.1 million for the first quarter of 2013, flat from the prior quarter, and an increase of $278 thousand from the first quarter of 2012. With the provision of $1.1 million more than offsetting the net charge-offs totaling $214 thousand (only 2 basis points of average loans/leases during the current quarter), the Company's allowance for loan/lease losses grew to $20.8 million at March 31, 2013. With modest loan/lease growth during the first quarter of 2013, the Company's allowance for loans/lease losses to total loans/leases increased to 1.61% from 1.55% at December 31, 2012, and increased from 1.57% at March 31, 2012. Further, the Company's allowance for loan/lease losses to total nonperforming loans/leases was 105% at March 31, 2013 which is up from 78% at December 31, 2012 and up from 62% at March 31, 2012.

Noninterest-Bearing Deposits Grew $45.9 Million, or 10%, during the Current Quarter

During the first quarter of 2013, the Company's total assets grew $50.3 million, or 2%, to a total of $2.14 billion. With modest loan/lease growth, the Company's securities portfolio grew $90.3 million, or 15%, funded primarily by deposit growth ($46.4 million) and utilization of excess liquidity as the Company's cash and federal funds sold positions declined ($43.5 million). The majority of the deposit growth continues to be in noninterest-bearing deposits, which now comprise 35% of the Company's total deposits.

"Although modest in the current quarter, we are pleased to report continued growth in loans and leases," remarked Mr. Gipple. "Excluding the impact of selling QCBT's $10.2 million credit card portfolio, our growth in loans and leases for the current quarter exceeded 1%. Additionally, our mix of loans continues to shift as we add more commercial and industrial loans, owner-occupied commercial real estate loans, and leases and fewer non owner-occupied commercial real estate and construction loans."

Mr. Gipple added, "Although we continued to grow our securities portfolio in the current quarter, the overall mix of investments remained relatively unchanged. We continue to focus on diversifying our securities portfolio while maximizing return and minimizing credit and interest rate risk."

"We continue to have significant success in growing core deposits," stated Mr. Gipple. "In particular, one of our key strategies is expanding our correspondent banking business at QCBT. QCBT offers its correspondent customers a variety of fee-based deposit and other ancillary services, including lending on a limited basis. At March 31, 2013, our noninterest-bearing correspondent deposit portfolio totaled $264.9 million which represents growth of $60.9 million, or 30%, from December 31, 2012, and growth of $115.8 million, or 78%, from December 31, 2011. Our talented correspondent bankers continue to succeed by focusing on relationships."

Capital Levels Remain Strong

As of March 31, 2013, the Company and subsidiary banks continued to maintain capital at levels well above the minimum requirements administered by the federal regulatory agencies.

"We are committed to maintaining our strong regulatory capital positions," stated Mr. Gipple. "Even with the significant balance sheet growth in 2012 and the first quarter of 2013, our regulatory capital ratios are still well in excess of those levels required to be considered 'well-capitalized.' Additionally, we remain strongly committed to our long-term capital plan of self-generating the capital necessary to grow tangible common equity and to continue redemption of the remaining Small Business Lending Fund preferred capital without a dilutive common equity raise."

Sale of QCBT's Credit Card Loan Portfolio and Operations

As previously announced on January 31, 2013, QCBT sold its credit card loan portfolio ($10.2 million in credit card loans) for a pre-tax gain on sale of $495 thousand. In addition, QCBT sold its issuing and agent operations for a pre-tax gain on sale of $355 thousand.  For the quarter ended March 31, 2013, the Company incurred pre-tax costs related to the transactions of $257 thousand resulting in a net pre-tax gain of $593 thousand.

Financial highlights for the Company's primary subsidiaries were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $1.22 billion at March 31, 2013, which was an increase of $46.4 million, or 4%, from December 31, 2012. As a result of the sale of $10.2 million of credit card loans (as described above), loans/leases fell $7.4 million, or 1%, during the first quarter of 2013. The bank's securities portfolio grew significantly by $81.0 million, or 21%, during the first quarter of 2013. The bank continued to expand its deposit portfolio as total deposits grew $74.6 million, or 10%, during the current quarter. Specifically, the bank continues to have success growing its noninterest-bearing deposit portfolio, which represented 48% of total deposits at March 31, 2013. More than half of the bank's noninterest-bearing deposit portfolio consists of correspondent bank deposits. Offsetting this increase, the bank's federal funds purchased declined by $22.3 million. The bank realized net income of $2.8 million for the quarter ended March 31, 2013, which compares to $2.9 million for the same period of 2012.
  Included in the discussion above and consolidated with Quad City Bank & Trust, m2 Lease Funds, LLC, the Company's leasing subsidiary, grew leases $6.3 million, or 6%, during the first quarter of 2013. Further, m2 realized pre-tax net income of $825 thousand for the quarter ended March 31, 2013, which compares to pre-tax net income of $793 thousand for the same period of 2012.
  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $598.9 million at March 31, 2013, which was a decline of $26.9 million, or 4%, from December 31, 2012. The bank carried excess liquidity at December 31, 2012 as some deposits of a few major customers were temporarily held at the bank waiting for specific business uses in the first quarter. During the first quarter of 2013, loans grew $4.7 million, or 1%. In addition, the bank's securities portfolio grew $2.9 million, or 2%.  Notably, the bank continued to diversify its securities portfolio through increased investments in tax-exempt municipal securities. The majority of these municipal securities are located in or near our existing markets with strong underwriting conducted before investment. More than offsetting the growth in loans and securities, the bank's federal funds sold and cash positions declined $33.5 million during the quarter. Deposits fell $40.0 million, or 9%, during the current quarter as anticipated and described above. The bank realized net income of $1.8 million for the quarter ended March 31, 2013, which was an increase of $483 thousand over the same period of 2012. During the first quarter of 2013, the bank recognized pre-tax gains on sales of SBA and USDA loans of $845 thousand as compared to pre-tax gains of $9 thousand for the same quarter of 2012.
  Rockford Bank & Trust, which opened in 2005, had total assets of $322.5 million at March 31, 2013, which was an increase of $8.7 million, or 3%, from December 31, 2012. During the first quarter of 2013, loans grew $7.1 million, or 3%. In addition, the bank grew its securities portfolio by $5.9 million, or 11%, with most of this growth in tax-exempt municipal securities. The resulting earning asset growth was funded by deposits, which grew $11.2 million, or 5%, partially offset by a reduction of $2.0 million of FHLB advances. The bank realized net income of $189 thousand for the quarter ended March 31, 2013, compared to $326 thousand for the same period of 2012. During the first quarter of 2013, the bank's provision for loan losses totaled $400 thousand which was an increase of $365 thousand compared to the same period of 2012. The increase in provision is the result of loan growth and increased allowance allocations for a few specific nonperforming loans.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix)  unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	March 31,		December 31,		March 31,
	2013		2012		2012
	(dollars in thousands, except share data)

CONDENSED BALANCE SHEET	Amount	%	Amount	%	Amount	%
Cash, federal funds sold, and interest-bearing deposits	$ 67,036	3%	$ 110,488	5%	$ 64,728	3%
Securities	692,552	32%	602,239	29%	616,391	31%
Net loans/leases	1,271,026	59%	1,267,462	61%	1,192,723	60%
Goodwill	3,223	0%	3,223	0%	3,223	0%
Other assets	110,154	6%	110,318	5%	115,933	6%
Total assets	$ 2,143,991	100%	$ 2,093,730	100%	$ 1,992,998	100%

Total deposits	$ 1,420,493	66%	$ 1,374,114	66%	$ 1,296,749	65%
Total borrowings	551,531	26%	547,758	26%	525,970	26%
Other liabilities	29,769	1%	31,424	1%	24,512	1%
Total stockholders' equity	142,198	7%	140,434	7%	145,767	7%
Total liabilities and stockholders' equity	$ 2,143,991	100%	$ 2,093,730	100%	$ 1,992,998	100%

SELECTED INFORMATION FOR COMMON STOCKHOLDERS' EQUITY
Common stockholders' equity *	$ 89,035		$ 87,271		$ 82,381
Common shares outstanding	4,936,316		4,918,202		4,823,426
Book value per common share **	$ 18.04		$ 17.74		$ 16.62
Tangible book value per common share **	$ 17.38		$ 17.08		$ 15.94
Closing stock price	$ 16.50		$ 13.22		$ 12.20
Market capitalization	$ 81,449		$ 65,019		$ 58,846
Market price / book value	91.48%		74.50%		73.41%
Market price / tangible book value	94.94%		77.39%		76.54%
Tangible common equity *** / total tangible assets	4.01%		4.02%		3.86%

REGULATORY CAPITAL RATIOS:
Total risk-based capital ratio	12.61%	****	12.71%		13.87%
Tier 1 risk-based capital ratio	11.19%	****	11.27%		12.27%
Tier 1 leverage capital ratio	8.07%	****	8.13%		8.60%

			For the quarter ended March 31,
CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY			2013		2012
Beginning balance			$ 140,434		$ 144,433
Net income			3,265		3,403
Other comprehensive loss, net of tax			(836)		(1,517)
Preferred cash dividends declared			(811)		(939)
Other *****			146		387
Ending balance			$ 142,198		$ 145,767

* Includes noncontrolling interests and accumulated other comprehensive income
**Includes accumulated other comprehensive income and excludes noncontrolling interests
***Tangible common equity is defined as total common stockholders' equity excluding equity of noncontrolling interests and excluding goodwill and other intangibles. This ratio is a non-GAAP financial measure. The Company's management believes that this measure is important to many investors in the marketplace who are intersted in changes period to period in common equity exclusive of changes in intangible assets.
****Subject to change upon final calculation for regulatory filings due after earnings release
*****Includes mostly common stock issued for options exercised and the employee stock purchase plan, as well as stock-based compensation.

	QCR HOLDINGS, INC.
	CONSOLIDATED FINANCIAL HIGHLIGHTS
	(Unaudited)

	As of
	March 31,		December 31,		March 31,
	2013		2012		2012

	(dollars in thousands)

ANALYSIS OF LOAN DATA	Amount	%	Amount	%	Amount	%
Nonaccrual loans/leases	$ 18,040	76%	$ 17,932	60%	$ 19,013	49%
Accruing loans/leases past due 90 days or more	1	0%	159	1%	721	2%
Troubled debt restructures - accruing	1,682	7%	7,300	25%	10,868	28%
Other real estate owned	3,679	16%	3,955	13%	8,172	21%
Other repossessed assets	282	1%	212	1%	125	0%
Total nonperforming assets	$ 23,684	100%	$ 29,558	100%	$ 38,899	100%

Net charge-offs (calendar year-to-date)	$ 214		$ 3,235		$ 563

Loan/lease mix:
Commercial and industrial loans	$ 398,122	31%	$ 394,244	31%	$ 352,749	29%
Commercial real estate loans	598,634	46%	593,979	46%	580,946	48%
Direct financing leases	109,654	8%	103,686	8%	96,314	8%
Residential real estate loans	115,548	9%	115,582	9%	103,528	9%
Installment and other consumer loans	66,294	6%	76,720	6%	75,546	6%
Deferred loan/lease origination costs, net of fees	3,543	0%	3,176	0%	2,647	0%
Total loans/leases	$ 1,291,795	100%	$ 1,287,387	100%	$ 1,211,730	100%
Less allowance for estimated losses on loans/leases	20,769		19,925		19,007
Net loans/leases	$ 1,271,026		$ 1,267,462		$ 1,192,723

ANALYSIS OF SECURITIES DATA
Securities mix:
U.S. government sponsored agency securities	$ 403,840	58%	$ 338,609	57%	$ 432,169	70%
Residential mortgage-backed and related securities	174,802	25%	163,601	27%	128,533	21%
Municipal securities	111,347	17%	97,615	16%	53,813	9%
Other securities	2,563	0%	2,414	0%	1,876	0%
Total securities	$ 692,552	100%	$ 602,239	100%	$ 616,391	100%

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing demand deposits	$ 496,513	35%	$ 450,660	33%	$ 385,806	30%
Interest-bearing demand deposits	586,874	41%	587,201	43%	561,048	43%
Time deposits	297,768	21%	290,933	21%	297,737	23%
Brokered time deposits	39,338	3%	45,320	3%	52,157	4%
Total deposits	$ 1,420,493	100%	$ 1,374,114	100%	$ 1,296,748	100%

ANALYSIS OF BORROWINGS DATA
Borrowings mix:
FHLB advances	$ 205,350	37%	$ 202,350	37%	$ 203,750	39%
Wholesale structured repurchase agreements	130,000	24%	130,000	24%	130,000	25%
Customer repurchase agreements	141,674	26%	104,943	19%	107,910	21%
Federal funds purchased	30,180	5%	66,140	12%	41,990	8%
Junior subordinated debentures	36,085	7%	36,085	7%	36,085	7%
Other	8,242	1%	8,240	1%	6,235	1%
Total borrowings	$ 551,531	100%	$ 547,758	100%	$ 525,970	100%

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended
	March 31,	December 31,	March 31,
	2013	2012	2012

	(dollars in thousands, except per share data)

CONDENSED INCOME STATEMENT
Interest income	$ 18,537	$ 18,980	$ 19,373
Interest expense	4,346	4,679	5,170
Net interest income	14,191	14,301	14,203
Provision for loan/lease losses	1,058	1,046	780
Net interest income after provision for loan/lease losses	13,133	13,255	13,423
Noninterest income	5,204	4,480	3,957
Noninterest expense	13,958	13,380	12,738
Net income before taxes	4,379	4,355	4,642
Income tax expense	1,114	1,109	1,239
Net income	$ 3,265	$ 3,246	$ 3,403
Less: Net income (loss) attributable to noncontrolling interests	--	(6)	166
Net income attributable to QCR Holdings, Inc.	$ 3,265	$ 3,252	$ 3,237

Less: Preferred stock dividends	811	811	939
Net income attributable to QCR Holdings, Inc. common stockholders	$ 2,454	$ 2,441	$ 2,298

Earnings per share attributable to QCR Holdings, Inc.:
Basic	$ 0.50	$ 0.50	$ 0.48
Diluted	$ 0.49	$ 0.49	$ 0.48

Earnings per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ 1.89	$ 1.87	$ 1.18

Weighted average common shares outstanding	4,927,591	4,885,470	4,800,407
Weighted average common and common equivalent shares outstanding	5,034,342	4,983,939	4,833,399

AVERAGE BALANCES
Assets	$ 2,110,012	$ 2,062,188	$ 2,004,742
Loans/leases	$ 1,279,040	$ 1,241,522	$ 1,198,047
Deposits	$ 1,383,865	$ 1,364,355	$ 1,277,057
Total stockholders' equity	$ 141,183	$ 140,187	$ 143,823
Common stockholders' equity	$ 88,153	$ 86,615	$ 81,714

KEY PERFORMANCE RATIOS
Return on average assets (annualized) ***	0.62%	0.63%	0.65%
Return on average common equity (annualized) **	11.14%	11.27%	11.25%
Return on average total equity (annualized) ***	9.25%	9.28%	9.00%
Price earnings ratio LTM *	8.73 x	7.07 x	10.34 x
Net interest margin (TEY)	3.02%	3.05%	3.12%
Nonperforming assets / total assets	1.10%	1.41%	1.95%
Net charge-offs / average loans/leases	0.02%	0.04%	0.05%
Allowance / total loans/leases	1.61%	1.55%	1.57%
Allowance / nonperforming loans	105.30%	78.47%	62.11%
Efficiency ratio	71.97%	71.24%	70.14%
Full-time equivalent employees	352	356	349

* LTM: Last twelve months
** The numerator for this ratio is "Net income attributable to QCR Holdings, Inc. common stockholders"
*** The numerator for this ratio is "Net income attributable to QCR Holdings, Inc."

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

ANALYSIS OF NET INTEREST INCOME AND MARGIN

	For the Quarter Ended
	March 31, 2013			December 31, 2012			March 31, 2012
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost

	(dollars in thousands)

Securities *	$ 648,638	$ 3,656	2.29%	$ 603,001	$ 3,495	2.31%	$ 576,530	$ 3,391	2.37%
Loans *	1,279,040	15,251	4.84%	1,241,522	15,827	5.07%	1,198,047	16,139	5.42%
Other	55,598	186	1.36%	85,561	132	0.61%	99,647	201	0.81%
Total earning assets *	$ 1,983,276	$ 19,093	3.90%	$ 1,930,084	$ 19,454	4.01%	$ 1,874,224	$ 19,731	4.23%

Deposits	$ 896,601	$ 1,117	0.51%	$ 904,294	$ 1,385	0.61%	$ 887,036	$ 1,716	0.78%
Borrowings	552,619	3,229	2.37%	525,051	3,294	2.50%	557,101	3,454	2.49%
Total interest-bearing liabilities	$ 1,449,220	4,346	1.22%	$ 1,429,345	4,679	1.30%	$ 1,444,137	5,170	1.44%

Net interest income / spread *		$ 14,747	2.68%		$ 14,775	2.71%		$ 14,561	2.79%
Net interest margin *			3.02%			3.05%			3.12%

* Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 34% tax rate for each period presented.

			For the Quarter Ended
			March 31, 2013		December 31, 2012		March 31, 2012

ANALYSIS OF NONINTEREST INCOME			(dollars in thousands)

Trust department fees			$ 1,040		$ 982		$ 884
Investment advisory and management fees			609		585		521
Deposit service fees			908		859		905
Gain on sales of residential real estate loans			291		401		291
Gain on sales of government guaranteed portions of loans			845		91		108
Earnings on cash surrender value of life insurance			439		412		438
Credit card fees, net of processing costs			50		190		127
Subtotal			$ 4,182		$ 3,520		$ 3,274
Losses on other real estate owned, net			(447)		(9)		(189)
Other **			1,469		969		872
Total noninterest income			$ 5,204		$ 4,480		$ 3,957

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits			$ 8,743		$ 8,693		$ 8,125
Occupancy and equipment expense			1,429		1,458		1,352
Professional and data processing fees ***			1,140		975		1,150
FDIC and other insurance			556		574		581
Loan/lease expense			245		287		219
Advertising and marketing			265		388		276
Postage and telephone			219		244		288
Stationery and supplies			111		123		143
Bank service charges			275		244		200
Subtotal			$ 12,983		$ 12,986		$ 12,334
Acquisition costs			357		--		--
Other ***			618		394		404
Total noninterest expense			$ 13,958		$ 13,380		$ 12,738

** Following is a detailed breakdown of Other Noninterest Income:
Gain on sale of credit card loan portfolio			$ 495		$ --		$ --
Gain on sale of credit card issuing operations			355		--		--
Debit card fees			230		222		238
Fees on interest rate swaps on commercial loans			7		316		207
Miscellaneous			382		431		427
TOTAL			$ 1,469		$ 969		$ 872

*** Includes costs of $257 thousand related to the sales of credit card loan portolio and operations ($143 thousand in 'Other' and $114 thousand in 'Professional and data processing fees').
CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745